Exhibit (m)(3)(i)

AMENDMENT TO THE SERVICES AGREEMENT BY AND BETWEEN

WELLS FARGO BANK, N.A.

AND

GMO SERIES TRUST

THIS AMENDMENT, dated as of the 9th day of June, 2014, by and among GMO Series Trust (the “Alliance Partner”) and Wells Fargo Bank, N.A. (“Wells Fargo”).

WITNESSETH

WHEREAS, the Alliance Partner and Wells Fargo entered into an agreement dated March 29, 2012 (the “Agreement”);

WHEREAS, the Alliance Partner and Wells Fargo desire to amend the Agreement to add additional services that will be provided by Wells Fargo in accordance with the terms thereof.

NOW THEREFORE, in consideration of the above premises, the Alliance Partner and Wells Fargo hereby amend the Agreement as follows:

1. The following WHEREAS clause to be added to the recitals to cover Wells Fargo’s non-recordkeeping business:

WHEREAS, Wells Fargo and Affiliates act as (i) trustee, custodian and/or recordkeeper of various employee benefit plans (the “Plans”) and (ii) as trustee or agent for various institutional accounts in its trust department (the “Trust Accounts”, and together with the Plans, the “Accounts”);

Previous references to the Plans in the Services Agreements and Amendments will be replaced with Trust Accounts, where applicable.

2. The following language shall be added to Section 1, Performance of Services:

(g) Wells Fargo shall provide shareholder and administration services for the Trust Accounts maintained under Wells Fargo non-recordkeeping business. Such services may include, without limitation:

i.	maintaining one account for each Trust Account;

ii.	providing transfer agent and subtransfer agent services for beneficial owners of Fund shares;

iii.	submitting purchase and redemption orders for each Trust Account pursuant to the procedures outlined in Schedule B and C;

iv.	responding to inquiries by beneficial owners and providing such owners with statements showing their positions in the Funds;

v.	processing dividend payments;

vi.	providing subaccounting services for Fund shares held beneficially;

vii.	forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and prospectuses to beneficial owners;

viii.	receiving, tabulating, and transmitting proxies executed by beneficial owners;

ix.	providing such other information and services as Alliance Partner may reasonably request, to the extent Wells Fargo is permitted by applicable statute, rule or regulation to provide such information or services (collectively, the “Services”); and

x.	provide such information and services relating to the foregoing as Alliance Partner reasonably requests, to the extent Wells Fargo is permitted by applicable law to provide such information or service, including, without limitation notification of whether any of the Accounts meet any of the following definitions:

(a)	broker-dealer or an affiliate of a broker-dealer;

(b)	investment company; or

(c)	pooled vehicle that relies on Section 3(c)(1) or 3(c)(7) of the 1940 Act (Wells Fargo may rely on the representation of an Account representative in responding to an inquiry on whether the Account meets such definition).

3. The existing Schedule A, shall be deleted in its entirety and replaced with the attached Amended and Restated Schedule A.

IN WITNESS WHEREOF, GMO Series Trust and the Wells Fargo have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

GMO SERIES TRUST, ON BEHALF OF EACH FUND ON AMENDED AND RESTATED SCHEDULE A, SEVERALLY AND NOT JOINTLY*

By:	/s/ Jason Harrison
Name:	Jason Harrison
Title:	Vice President
Date:	6/9/14

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

WELLS FARGO BANK, N.A.

By:	/s/ Catherine Thatcher
Name:	Catherine Thatcher
Title:	Vice President
Date:	6/9/14

AMENDED AND RESTATED SCHEDULE A

FUNDS

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Developed Equity Allocation Series Fund R4	R4	380131375	25
GMO International Developed Equity Allocation Series Fund R5	R5	380131367	10
GMO International Developed Equity Allocation Series Fund R6	R6	380131359	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0

As consideration for providing the Services, each Fund agrees to pay Wells Fargo the fees noted above.

Wells Fargo represents that it has the appropriate authority to receive fees for services provided to Institutional Accounts in the Trust Department, including non-qualified employee benefit plans not subject to ERISA, accounts over which Wells Fargo has investment discretion, and accounts for which Wells Fargo acts as trustee only and does not otherwise provide recordkeeping services. It is Wells Fargo Bank, N.A.’s decision to limit the amount of the fees, which it receives under the Agreement for these preceding account types, to no more than the fees listed in the preceding table (with a maximum fee of no more than 25 basis points).

The fees shall be calculated based upon a 365 day year and shall be calculated on the last day of each month and paid to Wells within 10 business days thereafter. The payment of the fee shall be accompanied by a statement showing the calculation of the fee by the company of the fund.

All payments shall be sent to:

Wells Fargo Bank NA—dealers 2027 and 0929

WIRING INSTRUCTIONS FED FUNDS

Wells Fargo Bank, NA

ABA #121000248

DDA #0000840245

FFC: AU 0103777

Account Name: Reference Fund Company Name and Invoice Period

MAILING INSTRUCTIONS

Wells Fargo Bank, NA

Mutual Fund Fees

P.O. Box 560067

Charlotte, NC 28256-3957

The parties agree that the fees paid under this Agreement are for Services only and do not constitute payment in any manner for investment advisory or distribution services.

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